As filed with the Securities and Exchange Commission on September 5, 2024

Securities Act File No. 333-277947
1940 Act File No. 811-23700

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒
Pre-Effective Amendment No.     ☐

Post-Effective Amendment No. 2 ☒

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒
Amendment No. 12 ☒

Cascade Private Capital Fund
(Exact Name of Registrant as Specified in Charter)

c/o UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
(Address of Principal Executive Offices)

414-299-2270
(Registrant’s Telephone Number)

Lance J. Johnson
c/o UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
(Name and Address of Agent for Service)

Copy to:

Joshua B. Deringer, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103-6996
215-988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐	immediately upon filing pursuant to paragraph (b)
☐	on (date) pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)
☐	on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _________.
☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _________.
☒	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-277947.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement on Form N-2 (File Nos. 333-277947 and 811-23700) of Cascade Private Capital Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding Exhibit n.1 to the Registration Statement. Exhibit n.1 is the consent of the prior independent registered accounting firm of the Fund. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. This Post-Effective Amendment does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C:

OTHER INFORMATION

Cascade Private Capital Fund (the “Registrant”)

Item 25. Financial Statements and Exhibits

(2)	Exhibits
	(a)(1)	Fourth Amended and Restated Certificate of Trust of the Registrant is incorporated by reference to Exhibit (a)(1) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(a)(2)	Third Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to Exhibit (a)(2) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(b)	Third Amended and Restated By-Laws of the Registrant are incorporated by reference to Exhibit (b) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(c)	Not applicable.
	(d)	Refer to Exhibit (a)(2), (b).
	(e)	Not applicable.
	(f)	Not applicable.
	(g)	Investment Management Agreement between the Registrant and Cliffwater LLC is incorporated by reference to Exhibit (g) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(h)(1)	Distribution Agreement between the Registrant and Foreside Fund Services, LLC is incorporated by reference to Exhibit (h)(1) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(i)	Not applicable.
	(j)(1)	Custody Agreement between the Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit (j)(1) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(1)	Administration Agreement between the Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit (k)(1) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(2)	Transfer Agency and Recordkeeping Agreement between the Registrant and UMB Fund Services, Inc. is incorporated by reference to Exhibit (k)(2) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(3)	Fee Waiver Agreement between the Registrant and Cliffwater LLC is incorporated by reference to Exhibit (k)(3) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(4)	Fee Waiver Agreement between the Registrant and Cliffwater LLC is incorporated by reference to Exhibit (k)(4) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(5)	Joint Insured Bond Agreement is incorporated by reference to Exhibit (k)(5) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(6)	Joint Liability Insurance Agreement is incorporated by reference to Exhibit (k)(6) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(k)(7)	Powers of Attorney for Paul S. Atkins, Paul J. Williams and Dominic J. Garcia are incorporated by reference to Exhibit (k)(7) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(l)(1)	Opinion and consent of Richards, Layton & Finger, P.A. is incorporated by reference to Exhibit (l) to Pre-Effective Amendment No. 3 to Registrant’s Registration Statement on Form N-2 (Reg. No. 811-23700) as previously filed on December 20, 2021.
	(l)(2)	Opinion and consent of Richards, Layton & Finger, P.A. with respect to registration of Class 4 shares is incorporated by reference to Exhibit (l)(2) to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form N-2 (Reg. No. 811-23700) as previously filed on December 16, 2022.
	(l)(3)	Opinion and Consent of Faegre Drinker Biddle & Reath LLP as previously filed on July 29, 2024.
	(m)	Not applicable.
	(n)	Consent of current independent registered public accounting firm, as filed on July 29, 2024.
	(n)(1)	Consent of prior independent registered public accounting firm is filed herewith.
	(o)	Not applicable.
	(p)(1)	Subscription Agreement for Seed Capital is incorporated by reference to Exhibit (p)(1) to Pre-Effective Amendment No. 3 to Registrant’s Registration Statement on Form N-2 (Reg. No. 811-23700) as previously filed on December 20, 2021.
	(q)	Not applicable.
	(r)(1)	Code of Ethics of Registrant is incorporated by reference to Exhibit (r)(1) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-23700) as previously filed on March 14, 2024.
	(r)(2)	Code of Ethics of Cliffwater LLC dated March 31, 2023 as previously filed on July 29, 2024.
	(s)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marina del Rey in the State of California on the 3rd day of September, 2024.

Cascade Private Capital Fund

By:	/s/ Stephen L. Nesbitt
	Name:	Stephen L. Nesbitt
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of September, 2024.

/s/ Stephen L. Nesbitt	Trustee and President
Stephen L. Nesbitt

/s/ Lance J. Johnson	Treasurer
Lance J. Johnson

* Paul S. Atkins	Trustee
Paul S. Atkins

* Dominic J. Garcia	Trustee
Dominic J. Garcia

* Paul J. Williams	Trustee
Paul J. Williams

* By: /s/ Lance J. Johnson
* Lance J. Johnson Attorney-in-Fact (pursuant to power of attorney)

Exhibit Index

(n)(1)	Consent of prior independent registered public accounting firm